Exhibit 10.1

SECOND AMENDMENT TO THE

MERIT MEDICAL SYSTEMS, INC.

2006 LONG-TERM INCENTIVE PLAN

THIS SECOND AMENDMENT TO THE MERIT MEDICAL SYSTEMS, INC. 2006 LONG-TERM INCENTIVE PLAN (this “Amendment”) is made and adopted effective May 31, 2009 by Merit Medical Systems, Inc., contingent upon approval of this Amendment by the shareholders of the Company not later than May 31, 2009.

WHEREAS, Merit Medical Systems, Inc. (the “Company”) maintains the Merit Medical Systems, Inc. 2006 Long-Term Incentive Plan (the “Plan”) for the benefit of its employees and the employees of its participating subsidiaries, which Plan the Company previously amended in 2007; and

WHEREAS, it is necessary and desirable to amend the Plan to increase the number of shares of Company common stock (“Shares”) authorized for grant under the Plan from 1,500,000 Shares to 3,000,000 Shares and modify the Plan’s definition of “Change in Control” in certain respects; and

WHEREAS, the Company, acting through its Board of Directors (the “Board”), has reserved the right to amend the Plan at any time and from time to time, subject to shareholder approval in the case of certain material modifications;

NOW, THEREFORE, contingent upon approval of this Amendment by the shareholders of the Company not later than May 31, 2009, the Plan is amended as follows effective May 31, 2009:

1.  The first sentence of Section 3.1(a) of the Plan, setting forth the number of Shares authorized for grant under the Plan, is amended to read as follows:

“(a)                            Subject to adjustment as provided in Section 12.2, a total of 3,000,000 Shares are authorized for grant under the Plan.”

2.  The second sentence of Section 5.7 of the Plan, relating to the maximum number of Shares with respect to which incentive stock options may be granted under the Plan is amended to read as follows:

“Solely for purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, subject to adjustment under Section 12.2, the maximum aggregate number of Shares with respect to which “incentive stock options” may be issued under the Plan shall be 3,000,000 Shares.”

3.  Paragraph (b) of Section 11.3 of the Plan, relating to the definition of a “Change in Control,” is amended to read as follows:

“(b)                           any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (i) by the Company or any subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c) below, or (v) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 30% or more of Company Voting Securities by such person;”

4.  Paragraph (c) of Section 11.3 of the Plan, also relating to the definition of a “Change in Control,” is amended to read as follows:

“(c)                            the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (i) more than 70% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”);”

5.  Paragraph (e) of Section 11.3 of the Plan, allowing the Board to determine in its discretion that additional events not otherwise described in the Section 11.3 of the Plan constitute a “Change in Control,” is hereby deleted.

6.  The final sentence of Section 11.3 of the Plan, defining a “Change in Control,” is amended to read as follows:

“Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30%

of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.”

7.  Notwithstanding the foregoing, if the shareholders of the Company fail to approve this Amendment by May 31, 2009, this Amendment shall be null and void.  Except as provided above, the terms of the Plan are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of May 31, 2009, contingent upon approval of this Amendment by the shareholders of the Company not later than May 31, 2009.

MERIT MEDICAL SYSTEMS, INC.

By:	/s/ Kent W. Stanger
Name:	Kent W. Stanger
Title:	Chief Financial Officer, Secretary and Treasurer